Exhibit 99.1

Impinj Anticipates Reporting Stronger-than-Expected Results for Second Quarter 2018

Company Delays Second-Quarter 2018 Earnings Release and Form 10-Q Filing

SEATTLE, WA, August 2, 2018 – Impinj, Inc. (NASDAQ: PI), a leading provider and pioneer of RAIN RFID solutions for identifying, locating and authenticating everyday items, announced today that it anticipates reporting stronger-than-expected results for second quarter 2018. The Company also announced it will delay its second-quarter 2018 earnings release and investor conference call, as well as the filing of its Quarterly Report on Form 10-Q, for the quarter ended June 30, 2018.

Preliminary Results for Second Quarter 2018

Second-quarter revenue was $28.5 million, above the high end of the Company’s guidance. “Endpoint IC sales exceeded expectations even as our inlay partners further reduced their inventory. We believe that our partners’ endpoint IC inventory correction is now mostly resolved,” said Impinj co-founder and CEO, Chris Diorio.

“Our systems business rebounded nicely from first quarter 2018 as reader IC supply improved and project-based deal timing turned more favorable,” continued Diorio. “We saw continued strong reader IC demand and expect to meet that demand in the third quarter as our reader IC supply improves. Despite the more favorable deal timing, our APAC team reorganization continued to impact our systems business growth on a year-over-year basis as that team ramps productivity. Regardless, we remain confident in the quality and size of our opportunities and our pipeline is growing.”

The Company reduced its overall inventory by $1.4M, led by an endpoint IC inventory reduction that exceeded expectations. Impinj continues to forecast further inventory reductions in the second half of 2018.

“In summary, we are pleased with the operational excellence the Impinj team delivered this quarter,” continued Diorio. “We expect to outperform our guidance on revenue, EPS, adjusted EBITDA and inventory. Sequentially, on a non-GAAP basis, gross margins increased slightly and operating expenses decreased. Our backlog is growing, and we continue to believe the first half of 2018 was the turning point for our business. We would like to personally thank each and every Impinj employee for their focus and dedication to executing our vision of identifying, locating and authenticating every item in our everyday world.”

All financial results in this press release were prepared by management and are preliminary. As noted below, the Audit Committee of Impinj’s Board of Directors has commenced an independent investigation.  Because the investigation is not yet completed and no conclusions with respect thereto have been reached, Impinj is currently unable to determine whether any changes will be required with respect to its reported results of operations for the three and six months ended June 30, 2018 or any other period, as well as any impact on the Company’s internal control over financial reporting.

Audit Committee Investigation

The Audit Committee of Impinj’s Board of Directors has commenced an independent investigation in connection with a complaint filed by a former employee. The Audit Committee has retained independent counsel to assist it in its investigation. Impinj has contacted the Securities and Exchange Commission (“SEC”) to advise it that an independent investigation is underway, and the Audit Committee intends to provide additional information to the SEC as appropriate as the investigation proceeds. Impinj cannot predict the duration or outcome of the investigation, and will not be in a position to file  Form 10-Q until the Audit Committee completes its investigation.

About Impinj

Impinj, Inc. (NASDAQ: PI) wirelessly connects billions of everyday items such as apparel, medical supplies, automobile parts, luggage and food to consumer and business applications such as inventory management, patient safety, asset tracking and item authentication. The Impinj platform uses RAIN RFID to deliver timely information about these items to the digital world, thereby enabling the Internet of Things.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, including, without limitation, Impinj’s expectations as to the timing and outcome of its Audit Committee investigation, the filing of its periodic reports, and its expected financial and operational results for the three and six months ended June 30, 2018 and for future periods.

The statements are based on management’s current expectations, estimates and projections, are not guarantees of future outcomes or performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond Impinj’s control and are difficult to predict, including, but not limited to, discovering additional information relevant to the Audit Committee investigation; the findings, conclusions and recommendations of the Audit Committee (and their timing); the Board and Impinj’s response to the Audit Committee’s findings, conclusions and recommendations; the review by the Impinj’s independent registered public accounting firm of the Audit Committee’s findings, conclusions and recommendations and Impinj’s financial statements; and the risk that completing and filing reports with the SEC will take longer than expected.

The forward-looking statements contained in this Form 8-K are also subject to other risks and uncertainties, including those described in the Impinj’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and from time to time other filings with the SEC, which are available on the SEC’s Web site (http://www.sec.gov).

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Contacts:

Investor Relations

ir@impinj.com

+1-206-315-4470